Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8

(Form Type)

Hilton Grand Vacations Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.01 par value per share	457(h)	9,535,206(1)(3)	$43.18(2)	$411,730,195.08(2)	0.00011020	$45,372.67

Total Offering Amounts							$45,372.67

Total Fee Offsets				n/a

Net Fee Due							$45,372.67

(1)

Amount to be registered consists of 9,535,206 shares of common stock of Hilton Grand Vacations Inc. (“Common Stock”) that may be offered or sold under the Hilton Grand Vacations Inc. 2023 Omnibus Incentive Plan (the “2023 Plan”), which is comprised of (i) 5,240,000 shares, plus (ii) a maximum of 4,295,206 shares, which is comprised of (A) 4,283,205 shares of Common Stock underlying awards outstanding under the Hilton Grand Vacations Inc. 2017 Omnibus Incentive Plan and the Hilton Grand Vacations Inc. 2017 Stock Plan for Non-Employee Directors (collectively, the “2017 Plans”) as of May 31, 2023 that may expire or may be canceled, forfeited, or terminated without issuance to the applicable holder thereof of the full number of shares of Common Stock to which such expired, canceled, forfeited, or terminated award relates and thereupon become available for future grant under the terms of the 2023 Plan, and (B) 12,001 shares of Common Stock underlying awards under the 2017 Plans that expired or were canceled, forfeited, or terminated without issuance between May 3, 2023 and May 31, 2023 and became available for future grant under the terms of the 2023 Plan.

(2)

Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rule 457(h) and 457(c) under the Securities Act, based on the average of the high and low prices of the Common Stock as reported on the NYSE on May 31, 2023.

(3)

Pursuant to Rule 416 under the Securities Act, this Registration Statement also covers an indeterminate number of additional shares that may be offered or issued as a result of stock splits, stock dividends or similar transactions.